RULE 424(b)(3)

                                        REGISTRATION NO. 333-42755




                        PRICING SUPPLEMENT NO. 2

                    TO PROSPECTUS DATED January 9, 1998

                     (As Supplemented January 12, 1998)




                 	IBM CREDIT CORPORATION



                            MEDIUM-TERM NOTES

                             (Fixed Rate Note)



                 (Due from 9 months to 30 years from date of issue)





Designation:  Fixed Rate               Original Issue Date:

Medium Term Notes Due                  January 28, 1998

January 28, 2008


Principal Amount:  $35,000,000        Maturity Date:

                                      January 28, 2008



Issue Price (as a percentage of        Regular Record Dates:

Principal Amount):  99.875%            Fifteenth calendar day,
                                       whether or not a
                                       Business Day, prior to
                                       the corresponding
                                       Interest Payment Date.




Interest Rate: 6.25%                   Interest Payment Dates:

                                       The 28th day of each month
                                       commencing February 28, 1998
                                       and ending on the Maturity Date
                                       with no adjustment for period end
                                       dates.
Redemption Provisions:

Note redeemable at the option
of Company on each Interest
Payment Date occurring on or
after January 28, 2000.


Commission or Discount (as             Denominations: $1,000 and
a percentage of Principal              integral multiples  of $1,000
Amount): 0.125%                        in excess thereof.


CUSIP:  449 22L 5G7




Form:[X] Book-Entry

[  ] Certificated

This Pricing Supplement supplements and, to the extent inconsistent therewith, amends the description of the Notes referred to above in the accompanying Prospectus Supplement and Prospectus.

                                 INTEREST





Interest on the Notes will be calculated based on a year of 360 days consisting of 12 months of 30 days each. If any payment of principal or interest is due on a day that is not a Business Day, that payment may be made on the next succeeding Business Day. No additional interest will accrue as a result of the delay in payment.
For purposes of the offering made hereby, "Business Day" as used herein and in the accompanying Prospectus Supplement means each day on which commercial banks and foreign exchange markets settle payments in The City of New York.
Capitalized terms used but not defined herein have the meanings assigned in the accompanying Prospectus Supplement and Prospectus.



                              REDEMPTION


The Notes are redeemable by the Company on each Interest
Payment Date occuring on or after January 28, 2000, in whole but not in part, on at least 30 days notice at a redemption price of 100% of the principal amount thereof, plus accrued interest theron to the date of redemption.





                          PLAN OF DISTRIBUTION



The Notes will be sold to Goldman Sachs for resale to one or more investors at a fixed public offering price.
After the initial public offering of the Notes, the public offering price and any concession or discount may be changed.


Dated:  January 8, 1998